CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-158258 of Hatteras 1099 Advantage Fund on Form N-2 of our reports dated July 21, 2009, relating to the financial statements of Hatteras 1099 Advantage Fund (the “Fund”) and of Hatteras 1099 Advantage Institutional Fund both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the heading "Independent Registered Public Accounting Firm and Legal Counsel" and “Committees” in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

August 5, 2009